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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): September 4, 1997


                      LEXINGTON CORPORATE PROPERTIES, INC.
             (Exact Name of Registrant as specified in its charter)


          Maryland                    1-12386                   13-3717318
(State or other jurisdiction     (Commission File              (IRS Employer
      of incorporation)               Number)                Identification No.)


                 355 Lexington Avenue, New York, New York 10017
               (Address of Principal Executive Offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (212) 692-7260


                                 Not Applicable
          (Former name or former address, if changed since last report)



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Item 2.  Acquisition or Disposition of Assets.

On September 4, 1997, Lexington Corporate Properties, Inc., a real estate investment trust organized under the laws of the State of Maryland (the "Registrant"), acquired in a sale/leaseback transaction the headquarters of Firstplus Financial Group, Inc. (the "Firstplus Property") for $32.56 million. The Firstplus Property consists of a 248,000 square foot eight-story Class-A office building located on 8.7 acres in the Stemmons Freeway submarket of Dallas, Texas. At the closing, the Registrant entered into a net-lease with Firstplus for fifteen years, with four five-year renewal options in favor of Firstplus at fair market value. The annual net rent begins at $3.22 million, or 9.9% of the purchase price, and will increase by 10% every five years. The acquisition was financed with proceeds of approximately $9.5 million from a property sale and a draw on the Registrant's revolving line of credit in the amount of $23 million. The Registrant expects to arrange permanent first mortgage financing secured by the Firstplus Property within the next ninety days.

Additionally, the Registrant sold its property leased to Stratus Computer, Inc. in Marlborough, Massachusetts for $21.36 million. In connection with the Marlborough property sale, the Registrant realized net cash proceeds of approximately $9.5 million after repaying a first mortgage loan and a related prepayment penalty. The Marlborough property is a 202,000 square foot two-story office/research and development facility which was subject to a net-lease with Stratus Computer, Inc. expiring on January 31, 2000 and providing for annual rental payments of approximately $2.25 million. The property was encumbered by a first mortgage loan with a balance of $9.97 million bearing interest at 10.18% per annum and requiring annual debt service payments of $1.59 million, or 15.9% of the outstanding balance. In connection with the loan repayment, the Registrant paid a prepayment premium of $1.86 million. As a result of the sale, the Registrant will recognize a gain of approximately $3.3 million, net of a write-off of unamortized loan costs of approximately $171,000.

Item 7.  Financial Statements, Pro Forma Information and Exhibits.

(a)  Financial statements of properties acquired.

In accordance with Rule 3-14 of Regulation S-X, the Registrant is not required to file financial statements for the acquisition of the Firstplus Property since the Registrant has entered into a new lease with the tenant upon acquisition.

(b)  Pro forma financial information.

As of the date of filing of the Current Report on Form 8-K, it is impracticable for the Registrant to provide the pro forma financial information required pursuant to this Item 7(b). The Registrant intends to file such pro forma financial statements as soon as practicable but in any event not later than sixty days after the date of this report.

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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
     Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        LEXINGTON CORPORATE PROPERTIES, INC.




                                 By:    /s/ T. Wilson Eglin
                                        -----------------------------------
                                        T. Wilson Eglin
                                        President and Chief Operating Officer



Date:  September 19, 1997